Exhibit 99.1

Genesys Industries (“Genesys Industries” or the “Company”), an integrated manufacturer of precision products, assemblies, and components for leading industrial companies, announced today its results for the quarter ended December 31, 2019. As discussed below, the Company’s financial results from operations reflect highlighted key points as compared to the respective prior periods.

Highlights from Operations for the quarter ended December 31, 2019.

  For the three months ended December 31, 2019, we earned revenue of $133,923. During the current period we were engaged in opening our new Florida facility and making it fully operational.
  Gross Margins were 44% for all products and services for the three months ended December 31, 2019. Gross Profit was $58,597.
  We recorded a large non-cash expense for stock compensation which reduced the net income.
  Total Assets recorded at December 31, 2019 were higher at $733,506 a considerable change compared to the prior period.
  EBITDA and before Stock Compensation was $49,971 for the quarter ended December 31, 2019.

Management Commentary

“We are happy to announce that we had positive cash flows and EBITDA recorded was $ 49,971 for the quarter. Our results for the quarter ending December 31, 2019 were slightly impacted as we achieved a big milestone in opening our new Florida facility. There were many onetime expenses associated with getting the facility operational including logistics, professional rigging services and new machinery purchases and movement. Production activities have commenced out of this new facility and expect to bring a positive impact in the next two quarters. Our Fixed Assets have also increased with the addition of new machinery”

Adjusted EBITDA

The Company uses Adjusted EBITDA in its discussions, a Non-GAAP financial measure as defined by the SEC, as a supplemental profitability measure because management finds it useful to understand and evaluate results, excluding the impact of non-cash depreciation and amortization charges, stock based compensation expenses, and nonrecurring expenses and outlays, prior to consideration of the impact of other potential sources and uses of cash, such as working capital items. This calculation may differ in method of calculation from similarly titled measures used by other companies and may be different than the EBITDA calculation used by our lenders for purposes of determining compliance with our financial covenants. This Non-GAAP measure may have limitations when understanding performance as it excludes the financial impact of transactions such as interest expense necessary to conduct the Company’s business and therefore are not intended to be an alternative to financial measure prepared in accordance with GAAP. The Company has not quantitatively reconciled its forward looking Adjusted EBITDA target to the most directly comparable GAAP measure because such items such as amortization of stock-based compensation and interest expense, which are specific items that impact these measures, have not yet occurred, are out of the Company’s control, or cannot be predicted. For example, quantification of stock-based compensation is not possible as it requires inputs such as future grants and stock prices, which are not currently ascertainable.

The Company’s Non-GAAP presentation for the three months ended December 31, 2019 is as follows:

Revenue	$133,923
Operating loss	$(39,220)
Net loss	$(44,371)

Depreciation expense	$17,482
Interest expense	6,860
Stock compensation expense	70,000
Income Tax Provision	$—
EBITDA	$49,971

About Genesys Industries

Genesys Industries is an emerging industrial advanced manufacturer of precision products, assemblies, and components with core emphasis on product design, engineering and precision manufacturing of complex components and products.  Some of the industries served include Automation, Automotive, Building Materials, Food Processing, Industrial, Maritime, Medical, Railroad, Oil and Gas, Packaging, Telecom, Textiles, Pulp Paper, Transportation and many more.  Follow us on twitter @genesysind or $GEIN

Contact Information.

Investor Relations
Genesys Industries, Inc
Phone: 941-722-3600
ir@genesysindustries.com

www.genesysindustries.com

Safe Harbor Statement
Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, Sales Revenue Guidance, Non-GAAP assets, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in customer funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.